Exhibit 99.2

Trex Company Inc.
Fourth Quarter and Full Year 2024 Earnings Conference Call
Monday, February 24, 2025, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Brenda Lovcik - Senior Vice President and Chief Financial Officer

Amy Fernandez - Senior Vice President, Chief Legal Officer and Secretary

Casey Kotary - Investor Relations Representative

PRESENTATION

Operator

Good afternoon and welcome to the Trex Company Fourth Quarter and Full Year 2024 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0." After today's presentation, there will be an opportunity to ask questions. To ask a question you may press "*" then "1" on your telephone keypad. To withdraw your question, please press "*" then "2." Please note, this event is being recorded.

I would now like to turn the conference over to Casey Kotary, Investor Relations Representative. Please go ahead.

Casey Kotary

Thank you, everyone, for joining us today. With us on the call are Bryan Fairbanks, President, and Chief Executive Officer and Brenda Lovcik, Senior Vice President, and Chief Financial Officer. Joining Bryan and Brenda is Amy Fernandez, Senior Vice President, Chief Legal Officer and Secretary, as well as other members of Trex management. The Company issued a press release today after market close containing financial results for the fourth quarter and full year 2024. This release is available on the Company's website. This conference call is also being webcast and will be available on the investor relations page of the Company's website for 30 days.

I will now turn the call over to Amy Fernandez. Amy.

Amy Fernandez

Thank you, Casey. Before we begin, let me remind everyone that statements on this call regarding the Company's expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and thank you all for participating in today's call to discuss our fourth quarter and full year 2024 results and our business outlook for 2025. I will open by thanking our channel partners, distributors, contractors, and the Trex consumer for driving our performance in 2024. And of course, we cannot be successful without the dedication to excellence I see every day from the Trex team members at every level. Thank you all.

The Trex team ended 2024 by delivering stronger than expected fourth quarter results, enabling us to exceed our full year revenue guidance for both sales and EBITDA. We continue to

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Monday, February 24, 2025, 5:00 PM Eastern

experience strong demand for Trex premium products in the fourth quarter, together with strengthening sequential demand for our value-price products. Our EBITDA outperformance is a good indication of the positive operating leverage we gain on higher utilization and the production efficiencies that our continuous cost-out programs are yielding. We have a full roster of these fast return projects set for 2025 and beyond.

During the year, we executed on several key strategic initiatives that provide the foundation for our Company's continued long-term growth, product development, product market availability, and branding programs. First, we continue to prioritize new product development and market launches, which are long-term growth drivers. In fact, products launched within the last 36 months accounted for approximately 20% of our full year revenues. Between new products introduced in 2024 and those slated for 2025, we will launch a record number of new products that will support future sales growth.

During the year, we saw particular success with our premium decking Transcend Lineage®, which continued to drive strong consumer demand at the high end of the market. Transcend Lineage® features heat mitigating technology, now branded SunComfortable™, which reflects UV rays and heat to keep deck boards feeling cooler. In late 2024, we introduced two new colors to our enhanced decking line, both featuring SunComfortable™ technology. Heat mitigation attributes are becoming more popular across all markets where people enjoy outdoor living activities, but especially in the Sunbelt where high temperatures and abundant sun are the norm.

SunComfortable™ technology has garnered very positive responses from our channel partners and consumers, and we will continue to roll out this new feature with our new decking product launches. Just last week, we announced the next generation of Trex Select® decking with three new colors, freshened graining patterns, and SunComfortable™ technology. Our new Select® decking will be available during the second quarter. First generation Trex Select® was launched back in 2012 and has been an extremely popular mid-priced deck board. This second generation Select® product will continue to fill the needs of mid-priced buyers in the $4.50 to $5 a linear foot price range.

2024 was a pivotal year in advancing our railing growth strategy as we accelerate the pace of new product introductions with new steel, mesh, and aluminum railing systems, cable and glass systems, and enhancements to the Trex Select® and Trex Enhance® composite railing systems that are priced to provide an alternative to vinyl railing.

With these new offerings, which will all be available for the 2025 seasons, we now have a comprehensive portfolio of railing products addressing all major design preferences and price points. This accomplishment is aligned with our objective of doubling our market share of the $3.3 billion railing market over the next five years, moving from 6% to a 12% share. And we continue to build out our adjacent growth opportunities. We now have a full line of Trex branded deck fasteners. In addition to providing a clean cohesive aesthetic to the homeowner, these products are engineered to make installation easier and more efficient for both contractors and DIY installers.

Taken together, our expanded decking, railing, and fastener product lines give our channel partners and contractors a competitive edge by offering the ability to deliver end-to-end solutions from one trusted supplier. It also gives the homeowner comfort in knowing that their warranties are backed by the leading manufacturer of decking and railing products.

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Second, with respect to product market availability, we leveraged our expanded product portfolios to further strengthen our relationships with our distribution partners. Long-time distributors like Snavely Forest Products and Boise Cascade announced their decisions to fully align with Trex decking and railing across each of their locations.

Additionally, Weyerhaeuser, the global leader in distributing building products to both pro and retail channels, aligned with Trex decking and railing and will service the California, Arizona, Nevada, and New Mexico markets. Also, we expanded our relationship with International Wood Products, which will fully align with Trex and offer both Trex decking and railing in Northern California and Northern Nevada, giving us the ability to further increase our share in key geographies in the Western part of the US. Further, we strengthened our distribution network in Canada with Alexandria Moulding, a specialty building products brand, which will bring our premium decking and railing products to a broader range of Canadian retailers, homeowners, and contractors. In addition, our home center business will benefit from additional shelf space we're gaining in this quarter at The Home Depot.

And third, related to branding, we continued to make substantial investments in branding and marketing program that strengthen consumer recognition of the advantages of Trex products. These programs capitalize on current trends in outdoor living by highlighting products that support seamless transition from indoor comfort to outdoor enjoyment and emphasize the climate resilience of a Trex deck with innovations such as SunComfortable™ technology and the weather resistance of our boards that make them ideal for use in and around water.

These advantages appeal to a broad range of consumers who want to add value to their homes and Trex branded products have shown to be an excellent way to add value, similar to investing in a Sub-Zero refrigerator or a Wolf range in your kitchen. We were honored last month to be named America's Most Trusted Outdoor Decking for the fifth consecutive year. According to a nationwide survey of nearly 4,000 participants, LifeStory Research noted that Trex received the best reviews and satisfaction scores among six outdoor decking brands included in the survey, and was the only decking brand to earn the five-star rating for trust compared to the three stars for the next two closest competitors.

In addition to these strategic initiatives to drive future growth, we remained on track with our investments in the new Arkansas campus. Our recycled plastic processing operation is scheduled to go online late in the first quarter when we begin recycled materials reprocessing in Arkansas. The output from this operation will be used at our Virginia and Nevada facilities, eliminating the need to purchase higher-cost externally recycled materials. Once completed, Arkansas will be our most efficient production site, and it will give Trex total manufacturing capacity of more than $2 billion in sales.

The majority of the capital spending related to the Arkansas campus will be completed this year, which will make 2026 a year of substantial free cash flow generation for Trex as we return to a more normalized level of capital spending, and as we leverage the investments made between 2023 and 2025.

Trex is positioned for continued growth in 2025 amid expectations for the Repair and Remodel market to be approximately flat compared to the 2024 levels. Our guidance for market outperformance anticipates continued strong sell-through of Trex premium decking products, improved demand for Trex entry-level products, and double-digit growth in our railing product sales.

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Monday, February 24, 2025, 5:00 PM Eastern

Now, I will turn the call over to our Senior Vice President and CFO, Brenda Lovcik, for a financial review and additional color on our guidance for 2025. Brenda.

Brenda Lovcik

Thank you, Bryan, and good evening, everyone. Before I walk through our financial results, I would like to highlight some of the many strategic priorities we executed on during 2024 that will drive growth and profitability in 2025 and beyond.

One of our top priorities during 2024 was the new product introductions. We are excited to have expanded our decking portfolio with new and innovative product offerings, including a very innovative heat mitigation technology that we are incorporating across our decking portfolio. We also introduced a comprehensive portfolio of Trex railing products, helping us greatly expand our relationship with our distributors who will now be able to offer a full Trex decking solution.

In the second half of 2024, we revised our channel inventory strategy to reduce the quarterly volatility associated with the timing of channel stocking and destocking and to minimize production fluctuations within our manufacturing plants. Production efficiencies generated by continuous improvement initiatives coupled with increased inventory, which we now believe to be at the right level, position us to service the market with normal lead times, avoid significant channel fluctuations experienced historically, and minimize quarterly revenue and gross margin volatility.

We are also pleased with our capacity expansion in Little Rock, Arkansas, that is on schedule to start pellet production in Q2 of 2025. As Bryan mentioned, once initial startup expenses are behind us, Arkansas will be our most efficient plant and will enable us to increase the flexibility and efficiencies of our existing manufacturing facilities. I will provide more detailed information concerning the new plant in my financial discussion. We also accelerated our digital transformation initiative to further enhance the Trex consumer experience. The benefits of these strategies will enable us to continue to outpace the Repair and Remodel market in 2025 and beyond as well as enhance our long-term profitability.

I'd now like to review our fourth quarter and full year 2024 results. Please note that unless otherwise stated, all comparisons discussed today are on a year-over-year basis compared to the fourth quarter of 2023 and full year 2025. As Bryan mentioned, the fourth quarter represented a stronger than expected finish to 2024, a year in which we continue to execute on our key strategic priorities.

In the fourth quarter, net sales were $168 million, a decrease of 14% compared to $196 million. In Q4, channel inventory decreased by approximately $45 million which is almost double what we had originally forecasted. And despite the better-than-expected sales in decking, the decking channel inventories days-on-hand are down from 2023 and near all-time lows. Even with the substantial channel inventory reduction, sales were ahead of our expectations driven by continued strong demand for our premium-priced products and sequentially stable demand for our entry level products.

Gross margin was 32.7%, down 340 basis points from 36.1%. This decrease is primarily the result of lower utilization, partially offset by the benefits of our continuous improvement initiatives.

Selling, general, and administrative expenses were $39 million or 23.4% of net sales compared to $43 million or 21.7% of net sales. The year-over-year decline was primarily related to lower

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incentive compensation, while we continued to invest in branding, marketing, and new product innovation.

Net income was $10 million or $0.09 per diluted share, a decrease of 58% from $22 million or $0.20 per diluted share. We delivered EBITDA of $29 million 17% of net sales, down from 30% compared to $41 million or 21% of net sales last year.

Turning our attention to full year results. Net sales for the full year 2024 totaled $1.2 billion a 5% increase compared to $1.1 billion primarily due to the shift of our Early Buy program from December to January of 2024 and the strong demand for our premium products.

Net income was $226 million or $2.09 per diluted share compared to $205 million or $1.89 per diluted share, representing 10% growth. EBITDA was $360 million also up 10% from $326 million in the prior year, and EBITDA margin expanded by 150 basis points to 31.3% from 29.8%, primarily due to our cost-out programs, which continued to drive margin improvement and improved utilization in 2024.

2024 operating cash flow was $144 million compared to $389 million. The decrease was primarily a result of increased inventories as we prepare to execute on our new channel inventory strategy, deliver our new decking and railing products, and prepare for the 2025 decking season.

Consistent with our capital allocation strategy and continued confidence in our long-term outlook, we returned over $100 million to our shareholders in 2024 through the repurchase of 1.6 million shares of our outstanding common stock. We also invested $232 million in capital expenditures in 2024, primarily related to the buildout of the Little Rock, Arkansas facility.

Our outlook for Little Rock remains the same. As a reminder, the total CAPEX for the facility is expected to be approximately $550 million, of which we have already invested $408 million. Once this project is completed, our capital expenditures are expected to return to historical levels of 5% to 6% of revenue, which will result in a significant increase in our annual free cash flow beginning in 2026.

Recycled plastic processing in Arkansas is now in startup phase with employees hired and being trained. As a reminder, in 2025, we expect the associate one-time startup costs to total approximately $5 million to $8 million and the associated annualized depreciation to be approximately $10 million with the official production starting in the second quarter of 2025. These operations are expected to run at target utilization rates by the third quarter with startup costs ending at that point.

Also, as mentioned last quarter, the startup of our Arkansas decking lines is slated for early 2027. At that time, we expect the one-time startup cost to be approximately $12 million beginning in the first half of 2027 with associated annualized depreciation of $20 million beginning at the same time. We expect these operations to be running at target utilization rates by the end of 2027.

Now turning to our 2025 guidance. For the full year 2025, we expect net sales to be in the range of $1.21 billion to $1.23 billion representing a year-over-year growth of 5% to 7%. As a reminder, in 2024, we shifted the timing of our Early Buy program to January, which means that our 2025 program is in full swing and early indications are positive.

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Adjusted EBITDA margin is expected to exceed 31% consistent with 2024's record year, excluding the one-time Arkansas startup costs, restructuring costs related to digital transformation, and railing transition costs of approximately $15 million to $20 million in the aggregate.

SG&A expenses are expected to be approximately 16% of net sales. Our interest expense is anticipated to be $4 million to $6 million, while depreciation in the range of $60 million to $63 million. We are projecting an effective tax rate of approximately 25% to 26% and capital expenditures are projected to be approximately $200 million for the full year as we continue the development of the Arkansas facility.

Based on the inventory strategy highlighted earlier, 2025 first quarter sales will include our Early Buy program assumed at levels similar to last year but will not include the channel inventory builds to the same degree as in 2024. This strategy will change the quarterly timing of 2025 sales as compared to prior-year with approximately $40 million shifting out of the first quarter into the remainder of the year. As a result, we are guiding the first quarter 2025 revenues to be between $325 million to $330 million.

With that, I will now turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Brenda. Our market leadership, brand equity, reputation, and robust product portfolio have attracted the largest and most trusted network of distributors, dealers, and home centers in North America. We recently held our annual Trex Pro Platinum event, and we were encouraged by the expressions of confidence, and we share their enthusiasm for growth in 2025.

For our part, we doubled down on our commitment to innovation with many new products launching in 2025 as a part of our “Performance Engineered For Your Life Outdoors” campaign, a new program designed to both strengthen and expand our existing market leadership position. Stay tuned for more on that as the year progresses.

We appreciate the support of our channel partners and the tireless work of the Trex team to build our business, while maintaining the highest standards of quality and integrity. Together, we are positioned to capture the greatest share of the industry's growth opportunities.

Operator, please open the call to questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press "*" then, "1" on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press "*" then "2." Please limit yourselves to one question and one follow-up. If you have additional questions, you may rejoin the queue.

Our first question today is from Rafe Jadrosich with Bank of America. Please go ahead.

Rafe Jadrosich

Hi, good afternoon. Thanks for taking my questions.

Trex Company Inc.

Monday, February 24, 2025, 5:00 PM Eastern

Bryan Fairbanks

Hi, Rafe.

Rafe Jadrosich

Bryan, first, I just wanted to ask about the distribution side. This has been a pretty, as I call it, volatile period where there's been a lot of distribution changes that we've seen you and one of your competitors announce. Can you just talk about some of the changes that have happened? Do you anticipate any more going forward and maybe like how it positions you going forward?

Bryan Fairbanks

Yes, I expect that you will see a much calmer environment in 2025. We talked about the decking and railing alignment strategy extensively in 2024 and a lot of those distribution changes were related to that as well as ensuring that we had the right number of distributors and appropriate coverage across the country. So again, I think you'll see a much calmer period of time in 2025. The other thing that we'll see is the infill. We didn't necessarily see all of those distributors infill during the fourth quarter. So, we'll see some of that in the first quarter. And then there was also some swapping of inventory between distributors that were carrying a competitor brand and then those two distributors working through existing inventories and then swapping them so that they can service their new customers.

Rafe Jadrosich

Great. And then just on the railing side, you'd mentioned that you'd secured commitments for Trex railing products. Can you just talk about what that process is like or what that commitment means? And then just trying to get an understanding on how much visibility that gives you on to the growth going forward?

Bryan Fairbanks

Yes, there's three stages of that commitment. And the first stage is making sure that you can get that product to the marketplace effectively and that relies upon distributors. The second piece of that is making sure that we can get that into the pro channel dealer as well as retail centers where it makes sense. So, where these are new products, that's exactly what the team is underway doing at this point. They were during the fourth quarter. They'll continue to do that. And then finally, it's going to be that end consumer.

You will see a significant amount of marketing of these new railing systems, but also our sales team is out working with the contractors and where they are using competitive product today, whether it's an aluminum railing system, a steel railing system, a mesh railing system, or vinyl PVC, we have products that can match that. That then allows the consumer to have their deck built with one manufacturer. Your decking, railing, fasteners, all coming from Trex and having the confidence that your warranty is going to be supported by a market leader.

Rafe Jadrosich

Thanks. I appreciate it.

Bryan Fairbanks

Thanks, Rafe.

Operator

The next question is from Keith Hughes with Truist. Please go ahead.

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Monday, February 24, 2025, 5:00 PM Eastern

Keith Hughes

Yes. Thank you. On the guidance call for about 6% or so percent revenue growth, how much of that would come from decking and how much of that would come from the railings?

Bryan Fairbanks

Yes. We're not going to split out necessarily the exact difference. I did say in my commentary we expected double-digit growth on the railing side of the business. You'd expect to see that with infill as well as taking some share away. And then, the difference of it will be coming through the decking side of the business.

Keith Hughes

Okay. And are you projecting your production to - whatever percentage of that's railing - are you assuming to produce at that level of railing during the year?

Bryan Fairbanks

Railing is a combination of internally manufactured product as well as some sourced products. So, yes, we do expect that we will be expanding our railing manufacturing as you saw with our inventory at year end. We built inventory, especially on the extruded and powder-coated side of things so that we could service the marketplace and be confident we had plenty of inventory as we get out to the busy season.

Keith Hughes

Okay, final question. The inventory level you ended the year at, is that about what we should…if everything goes to plan, is that about what we should see you end at…at the end of '25?

Bryan Fairbanks

Yes. We feel pretty good about that inventory level. There may be a slight decrease from that. But I wouldn't expect it to be going up from there. We feel it's in the right place given the new products we're coming to market with. And it'll be a structural change to our balance sheet.

Keith Hughes

Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question is from Susan Maklari with Goldman Sachs. Please go ahead.

Susan Maklari

Thank you. Good afternoon, everyone.

Bryan Fairbanks

Hi, Susan.

Susan Maklari

Hi, Bryan. My first question is talking to demand. One of the things that you mentioned in your commentary is an acceleration at some of the lower price points of the product offerings that you have out there. Can you talk about what gives you the confidence? And, how you're thinking about getting that consumer engaged given the macro environment and the backdrop that we're in?

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Monday, February 24, 2025, 5:00 PM Eastern

Bryan Fairbanks

Yes, specifically during the fourth quarter, we saw a high-single-digit overall. That was an acceleration from the third quarter. On the premium side of the business, we saw a double-digit increase on that. So, it was a pretty significant increase. We saw a consumer confidence increase. Now it's dropped a little bit over the past month or so, but we saw that flow through the channel. In talking with our channel partners, with the new products we have, with the new decking line-ups that we have, and understanding where the consumer's head is at this point. We feel that 5% to 7% is the right range, and we have the support in place to be able to drive that kind of growth for the Company.

Susan Maklari

Okay. And then, turning to the margin, can you talk a bit about some of the puts and takes that you are expecting this year, especially as it relates to the gross margin, with the recycling capacity at Little Rock starting to ramp, and then any cost savings initiatives or other company-specific efforts that can come through in there as well?

Brenda Lovcik

Yes. In general, the gross margin will appear to be flat off of a very high gross margin that we ended 2024 of, right? So, you will see a little bit of pressure coming from the depreciation that, we'll experience from Little Rock excluding some of the one-time costs there. Again, you'll see that nice, elevated margin at that 41%, 42% for the full year. And again, a lot of that will be continuous improvement, offsetting some of the other inflationary pressures that we see, like increased labor. And we've been working through the tariff implications, and we're still working through that as well.

Susan Maklari

Okay. That's helpful. Thank you. Good luck with everything.

Brenda Lovcik

Thank you.

Operator

The next question is from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hey, everyone. Thanks for the questions. I wanted to ask on 2Q sales, I think you mentioned flat year-over-year. That's a little different than I was thinking. Can you just talk about why that's flat? And then how much of the $40 million shift, how much of that impacts 2Q?

Bryan Fairbanks

The $40 million will shift into the rest of the year. We haven't really provided a split on what that would be. It took us time to be able to work that inventory down. The majority of it's going to be into Q2 and Q3. The reason we feel as though Q2 is going to be flattish is because of the revised inventory strategy. Recall, last year in the first quarter, the channel really loaded up. We worked with them. We wanted to make sure that we were going to service our customers, which the channel did a great job with that last year. I expect they'll do a great job of it this year. We had the inventory to be able to support that. So, as Brenda talked about, a revised strategy is to make sure we're not getting too far ahead in the channel. This strategy allows us to add capacity. If we start seeing things are a little bit stronger, we can bring on a couple of lines and continue running those for the rest of the year. If we see things are a little bit weaker, we can

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drop those couple of lines and we can bring inventory to get it back in line. So, we're using our balance sheet to be able to manage that rather than having it already booked through revenue, and then have to worry about taking it back out of the distribution or dealer channel.

Ryan Merkel

I see. Okay. So, the inventory strategy change, that impacts the 2Q comparison. Got it.

Bryan Fairbanks

Right.

Ryan Merkel

Okay. And then, in terms of the EBITDA margin cadence, maybe a little help there if you could. It feels to me like it could be more second-half-loaded in terms of the margins, but given the change in the inventory strategy, is it actually, it's more level-loaded to the year? How do we think about that?

Brenda Lovcik

It is more back-half-loaded. You are correct. One thing to recognize from an SG&A perspective, you will see more expense coming through in Q1 and Q2, as we launch our new products. So, you'll see more from a marketing perspective there, as well as we've got more going on with some new wins in Home Depot on the retail side. So, we'll have more marketing in the first half of the year, which has, again, that elevated spend in SG&A, which puts a little more pressure on EBITDA. But you'll see it start swinging Q2, but then more in Q3 and Q4.

Ryan Merkel

Alright. That's very helpful. Thanks.

Bryan Fairbanks

Thanks, Ryan.

Operator

The next question is from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Yes. Hey, everybody. Thanks for all the details. Maybe just on the top line, the 5% to 7%, I guess is that, relative to the R&R market, Bryan, is that kind of purely sell-through in your eyes, or is there still…is there some things around pricing and some of the channel activities that has an impact on that as well?

Bryan Fairbanks

We took just a little bit of pricing going into the year. Less than 1% of that will flow through as we are seeing increased incentives, rebate programs in the marketplace. So, we won't really see that flow through to the bottom line or even to offset inflation at this point, more so just for the incentive side of things. I mentioned in my commentary that I expect Repair and Remodel to be flat over the course of the year. So, by the time we get to the end of the year, I do expect that's the level of sell-through that we'll see in the channel. There'll be a little bit of load-in we'll see in with some of the new products. But as you're aware, in this industry, the channel tends to bring its inventory back down at the end of the year, recognizing it's a lower volume portion of the year. So, it'll be roughly in line with what we expect sell-through to be in 2025.

Tim Wojs

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Monday, February 24, 2025, 5:00 PM Eastern

Okay. So, the inventory of the channel should really be on a year-over-year basis pretty similar to how 2024 ended?

Bryan Fairbanks

Yes. I would expect to see that.

Tim Wojs

Okay, great. And then just on the margins, you talked about accelerating digital transformation and it sounds like there's some restructuring that's excluded. I guess what exactly are you doing there, and you just add a little bit of color on what exactly that is?

Brenda Lovcik

Yes. So, I think everybody is aware that we hired a new CIO in Q4 of this past year. And as he's come into the organization, we are really accelerating our work around digital transformation. And there's really three phases of that work. There's operational efficiencies and automation internally across the organization. There's a lot of work being done around enhancing, harnessing the power of data, data with our distributors, data with our dealers and then other data that we have internally. And then the third area, there's a lot that's happening around the channel. So really looking at the consumer journey and enhancing the overall consumer and customer experience. So, making sure we, were ahead of what's happening within the marketplace around there. And so, with that new CIO coming in, he's got some great initiatives in front of us that will require some restructuring, some assets that we have that we might have to write off and things like that, that we're working through internally. A lot of that will end up in just normal SG&A. That's part of our increase in SG&A as well. But we're really excited about the efficiencies and the value that that's going to drive for us long-term.

Tim Wojs

Okay, great. Thanks a lot for the time.

Bryan Fairbanks

Thanks, Tim.

Brenda Lovcik

Yep.

Operator

The next question is from John Lovallo with UBS. Please go ahead.

John Lovallo

Hey, guys. Thank you for taking my questions. The first one is just on the expectation for R&R to be flat in 2025. It seems like maybe a little bit of a downshift from what folks were thinking before and what you guys were thinking before. Curious on the cadence there, is that more back-half-weighted than first-half-weighted? And is there any risk to the conversion in your mind in a slower R&R market?

Bryan Fairbanks

It is slightly weaker than what I talked about in the third quarter. We've not seen a decline in interest rates in the marketplace. That's why we're looking at it from a flat perspective. We think it's prudent to plan that way recognizing that the rest of the R&R market will continue to struggle at that lower rate. But we still see great opportunities with the products we're coming to market with. I think when you talk about the risk of being backloaded, the reality is this business

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operates in the second quarter and third quarter. And you've got to see those decking sales coming through during those two quarters. So if it's too heavily back-loaded where we see a really strong economy starting mid-third-quarter, then that's probably a problem for us. But all the indications that we see right now based off of what we're hearing from our contractors. What we're hearing from our dealers is that as the weather allows, they are seeing good flow-through, especially at the high end of the market that continues to perform very well.

John Lovallo

Okay. Yes, that's helpful. And then maybe sticking on the product launches, I mean, I think you said that new products accounted for 20% of 2024 sales. What's the expectation for this as we move into 2025?

Bryan Fairbanks

Well, you've heard us talk about a significant number of product launches that will continue to expand as we begin to commercialize them. Two new colors of Lineage® just hitting the market now. Three new colors and all new re-launch of our select product line as well as we could probably say roughly doubling the size of our railing portfolio at this point. So significant increase in that number and we'll continue to launch new products every six to nine months. We've been on a much faster track than that over the past year.

John Lovallo

Great. Thanks, Bryan.

Operator

The next question is from Phil Ng with Jefferies. Please go ahead.

Maggie Grady

Hey, guys. It's Maggie on for Phil. Going back to railing, maybe if you could talk about how that margin profile compares to decking especially since…for 2025 is expecting higher growth in railing. And then, maybe if you could talk about the attachment rate you've historically seen, and then if you are targeting a higher rate with the new distribution wins.

Bryan Fairbanks

Yes. So much like decking, there is going to be a pretty wide range of margin on the railing programs that we have. I think it's important to note that as a management team, we are very focused on driving appropriate gross margins that we can support the elevated level of branding and ability to drive the Trex brand name to that end customer. So, we really work to drive that overall fleet margin as an organization, and we'll continue to do that as we go forward.

Your second question real quick was?

Maggie Grady

The historical attachment rates for railings and then if you're targeting new level?

Bryan Fairbanks

Yes, it varies by the region. And I always struggle using an overall attachment rate because of how different it is by region. If we think up in the Northeast, the majority of our products have been Northeast and Midwest centric from a design perspective. We have a much higher attachment rate in those marketplaces. Now we go out West, a lot of our new products have very much more of a western theme to it. If you were to ask about an overall basis, probably

Trex Company Inc.

Monday, February 24, 2025, 5:00 PM Eastern

around 20% from an overall perspective. And yes, we would expect to significantly increase that attachment rate as we look out over the next five years.

Maggie Grady

Okay. And then just to put a final point on the first part around gross margins, you would not expect the higher growth rate in railing this year to be gross margin dilutive. Is that the right takeaway?

Bryan Fairbanks

It's inclusive….the results of that are inclusive in the overall guidance that we've provided for the year.

Maggie Grady

Okay. And then Brenda, you mentioned evaluating your… the potential impact of tariffs. Maybe if you could give a little more color around that, maybe your COGS exposure. And then do you have a price increase out there to offset that?

Bryan Fairbanks

Overall, from a cost of goods sold perspective, Trex has a very low amount that's sourced from the overseas market. I did mention some of these railing programs are more sourced than made inside, but again, we manufacture a lot of it is a small piece of our COGS. Let me turn it to Brenda to talk about mitigation.

Brenda Lovcik

Yes, we've got great relationships with our supplier and again the small amount that we do have that Bryan referenced, we're having… we're in the middle of negotiating with them now. And we also have dual source, and we've shared that before on the call. So, we do have local source suppliers as well. So, we have a lot of ways in which we can help mitigate the impact of the tariffs.

Maggie Grady

Okay, great. Thanks guys.

Brenda Lovcik

Thank you.

Operator

The next question is from Trevor Allinson with Wolfe Research. Please go ahead.

Trevor Allinson

Hi, good evening. Thank you for taking my questions. First on your expectation for premium to continue outperforming in 2025. Can you quantify the growth you're expecting for more premium products versus entry level within your 2025 sales guidance? And then given stronger demand at more premium price points, should we expect some sort of mix margin tailwind in 2025?

Bryan Fairbanks

Yes. We're not going to bifurcate the growth levels of the different parts of our business. It is inclusive of the guidance that we provided. But I did mention earlier that I do expect that we will continue to see good performance from those higher-end consumers out there, the wealth effect allowing them to continue to do home improvement projects.

Trex Company Inc.

Monday, February 24, 2025, 5:00 PM Eastern

Trevor Allinson

Okay. Just a quick follow-up on that one. Do you see a difference in margin profile between the two? And would you expect that to be a benefit year-over-year then in 2025?

Bryan Fairbanks

In some cases, yes, we do have different margins between the high-end and low-end. And just because it's more of an entry level product doesn't mean that it's a low margin in itself, but there are different levels there. And we expect from an overall mix perspective, probably similar to what we saw this year in 2024 as it relates to decking.

Trevor Allinson

Okay, understood. And then second question would be just on sell-through trends here. It seems like 4Q was pretty… up pretty positively. It sounds like maybe you're expecting things to slow to be more flattish here. Can you just talk about what you've seen more recently and perhaps I expect sell-through the trend throughout the year? Thanks.

Bryan Fairbanks

Yes. One quarter doesn't make a year. While it was positive from what we had seen during the first three quarters of the year. We did see volatility over the course of the year. So, I wish I could give you the level of detail that you'd like of how does that progress over the course of the year. That's where we… the 5% to 7% on an overall year basis is our best estimate of where it comes together, and we'll continue to provide updates as we see the results.

Trevor Allinson

Okay. Appreciate all the color. Good luck moving forward.

Operator

The next question is from Kurt Yinger with DA Davidson. Please go ahead.

Kurt Yinger

Great. Thanks, and good afternoon, everyone. Bryan, you had mentioned that the three stages in railing and the last one being consumer pull-through. I'm curious when you talk to your sales folks, what's the pushback or what is one or two things that you kind of hear in terms of what Trex needs to do in order to really convert more of those contractors and increase that attach rate?

Bryan Fairbanks

Well, we've been hearing this for the last two years and speaking with our contractors. Trex, if you had these products, we would be putting your products on these decks. We have a contractor out west that does about three quarters of a million of a competitive product today. We have that product that can allow him to replace that. Well, he's building a Trex deck today. Now he's going to be putting a Trex railing on with that. So we see that across our Trex pros and that's the first place that we can start is working with them, then making sure that we have the appropriate merchandising displays in each one of our dealers. So those customers who are doing it more on a DIY basis, they're able to see that those products exist as well too.

Kurt Yinger

Okay, great. That makes sense. And then second, I apologize if I missed it, but can you talk a little bit more about kind of the railing transition costs and what those are associated with, and I guess timing?

Trex Company Inc.

Monday, February 24, 2025, 5:00 PM Eastern

Bryan Fairbanks

The primary piece of that is going to be first is the merchandising cost. Given the amount of railing that we are launching, there is significant merchandising to get into the field as well as dealer resets. And then a couple of situations where we're working with taking out competitors and programs around that. And you'll see that mostly first half.

Kurt Yinger

Okay. Appreciate the color. Thank you.

Bryan Fairbanks

The biggest piece of that is going to be the merchandising impact.

Operator

The next question is from Anthony Pettinari with Citigroup. Please go ahead.

Asher Sohnen

Hi, this is Asher Sohnen on for Anthony. Thanks for taking my question. I think you heard you said new product launches maybe targeting more western styles and markets. So can you just talk about which regions you see as maybe most attractive from a demand or pricing position? And then are there any notable geographic white spaces you would call out?

Bryan Fairbanks

Yes. What I said was more of our designs were Midwest and Northeast centric. The designs that we've put together and the products we've launched are areas that we were not participating in that primarily appeal that was the designs they wanted out west. It doesn't mean that the southern marketplaces and the northeast marketplaces that those aren't designs they want, especially the new aluminum railing system or select aluminum railing system. We've seen widespread interest in that product line and we expect that's going to do extremely well across the entire country.

Asher Sohnen

Okay. Thanks. And then I think you repurchased maybe $100 million of stock in 2024. Just how should we think about your appetite for repurchases as we move through 2025, particularly given kind of the temporarily elevated CAPEX?

Bryan Fairbanks

We continue to have a program available to us roughly 10% of the float of the Company. So that's a program available to us. And as we've looked at in the past, we see we have a program, and we could be in the market. And yes, I mean, we've been active even when we've had higher capital requirements. So, I wouldn't necessarily say that's something that would hold us back if we see the right opportunity to be in the market.

Asher Sohnen

Great. Thanks. I'll turn it over.

Bryan Fairbanks

Thanks.

Operator

Trex Company Inc.

Monday, February 24, 2025, 5:00 PM Eastern

Again, if you have a question. Please press "*" then "1." The next question is from Steven Ramsey with Thompson Research Group. Please go ahead.

Steven Ramsey

Hi, good afternoon. Wanted to ask a bit on the railing growth expected for 2025, maybe relative to the last couple of years. How much of that growth is wallet share gains versus new partners? I'm sure new products drive both, but curious if there's a way to parse that out.

Bryan Fairbanks

We've seen attractive growth over the past couple of years within the railing portfolio that we have. We've continued to add more features and benefits to those existing product lines. And of course, we've added more new product lines to it. But we do expect to see, I mentioned double-digit type growth for those railing product lines as we move forward.

Steven Ramsey

Okay. That's helpful. And then lastly for me, do you have a new maintenance CAPEX level as you get past this year with the elevated levels and getting the Arkansas plant running?

Brenda Lovcik

Yes, it will be roughly 5% to 6% of revenue. So a lot lower than what we've been spending on CAPEX to-date.

Steven Ramsey

Good news. Thank you.

Brenda Lovcik

Yes, that's great news.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for your participation in today's call. We look forward to seeing many of you at upcoming meetings and conferences. Good evening.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Trex Company Inc.

Monday, February 24, 2025, 5:00 PM Eastern